Exhibit 10.1

Compensation Arrangements for S. Russell Stubbs
November 19, 2007 (effective January 1, 2007)

The following is a summary of the compensation arrangement effective November 19, 2007 (retroactive to January 1, 2007) for Stoney Russell Stubbs in his capacity as Senior Vice President and Chief Operating Officer and Director of the Company.

Annual Base Salary. $245,250

Annual and Long-Term Incentive Compensation Plans. Participation in the Company’s Incentive Bonus Plan, the 2005 Stock Incentive Plan and the 2005 Executive Bonus and Restricted Stock Plan.

Benefit Plans and Other Arrangements. Mr. Stubbs is eligible to participate in the Company’s broad-based programs including health, disability and life insurance programs, the Frozen Food Express Industries, Inc. 401(k) Savings Plan, and the FFE Transportation Services, Inc. 401(k) Wrap Plan, He is also eligible to participate in the Key Employee Supplemental Medical Plan.

Change in Control Agreements. Mr. Stubbs and the Company entered into a Change in Control Agreement which entitles executive officers severance benefits in the event of a “change in control” of the Company during the term of his employment.

Perquisites. Mr. Stubbs is eligible to participate in certain programs offered by the Company, including automobile mileage reimbursement for business purposes plus a $500 per month automobile allowance, and a Christmas bonus  not to exceed one week’s annual base salary.